Exhibit (g)(2)
ASSIGNMENT OF INVESTMENT MANAGEMENT AGREEMENT
WHEREAS, an assignment of the Investment Management Agreement (the “Investment Management Agreement”), dated as of June 27, 2005, between Kayne Anderson Energy Total Return Fund, Inc. (the “Fund”) and Kayne Anderson Capital Advisors, L.P., from Kayne Anderson Capital Advisors, L.P., as assignor, to KA Fund Advisors, LLC, as assignee, does not constitute an assignment within the meaning of the Investment Company Act of 1940, as amended (the “Act”), because it does not result from a change of actual control or management of the investment advisor to the Fund and therefore, pursuant to Rule 2a-6 of the Act, does not constitute an assignment for purposes of Section 15(a)(4) of the Act.
WHEREAS, the Board of Directors, including those directors who are not “interested persons” within the meaning of the Act, has unanimously approved this assignment.
NOW THEREFORE, Kayne Anderson Capital Advisors, L.P. hereby assigns to KA Fund Advisors, LLC, as of the date below, all rights, benefits and obligations arising to it under the Investment Management Agreement.
IN WITNESS WHEREOF, the undersigned has executed this assignment, by a person duly authorized, effective as of the 31st day of December, 2006.

KAYNE ANDERSON CAPITAL ADVISORS, L.P.
/s/ David J. Shladovsky
Name:	David J. Shladovsky
Title:	Managing Director

ACCEPTANCE OF ASSIGNMENT
KA Fund Advisors, LLC hereby accepts the foregoing assignment and agrees to be bound by all of the terms and conditions of the Investment Management Agreement.
IN WITNESS WHEREOF, the undersigned has executed this acceptance, by a person duly authorized, effective as of the 31st day of December, 2006.

KA FUND ADVISORS, LLC
By:	Kayne Anderson Capital Advisors, L.P., its managing member

/s/ Kevin S. McCarthy
Name:	Kevin S. McCarthy
Title:	Managing Director